UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 1, 2011

 Lenco Mobile Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53830	75-3111137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Chapala Street, Santa Barbara, California	93101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 308-9199

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 1, 2011, our board of directors approved a form of indemnification agreement and authorized the company to enter into the indemnification agreement with our current and future directors and executive officers.  The form of indemnification agreement is in addition to the rights to indemnification set forth in our certificate of incorporation and bylaws for our directors and officers.  The form of indemnification agreement provides for the maximum indemnification of the indemnitee permissible under Delaware law.  We are also obligated to advance expenses incurred by the indemnitee in connection with certain proceedings to the extent not prohibited by law.  The indemnification agreement requires us to maintain an insurance policy providing liability insurance for directors and officers covering each of the directors and officers who are parties to the indemnification agreement.  The form of indemnification agreement is attached as an exhibit to this current report on Form 8-K, and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Jonathan Fox from Our Board of Directors

On March 1, 2011, Jonathan Fox resigned from our board of directors.  Mr. Fox resigned his position as a director so that we can have a majority of independent directors on our board of directors, which would allow us to meet the board composition requirements for listing on a national stock exchange.  Mr. Fox remains an officer and continues to lead our South African operations.  Mr. Fox’s resignation as a director is not in connection with any disagreement with us on any matter.

Appointment of James Liang and Philip Harris to Our Board of Directors

On March 1, 2011, our board of directors appointed James L. Liang and Philip B. Harris to serve as members of our board of directors.  The appointment of Mr. Liang and Mr. Harris filled the two current vacancies on our board of directors, including the vacancy created by the resignation of Mr. Fox.

Mr. Liang brings to our company strategy, finance and corporate development expertise gained from working with large, global companies.  From 2008 to 2011, Mr. Liang served as SVP of Strategy and Corporate Development at Amdocs, Ltd (NYSE: DOX) a global provider of software and services for billing, customer relationship management and operations support systems.  From January 2005 to July 2008, Mr. Liang served as the Chief Strategy Officer for IBM Corporation’s $30+ billion Global Technology Services (GTS) Division.  Prior to joining IBM, Mr. Liang spent 21 years as an investment banker working exclusively with technology companies on a broad range of financing and strategic assignments including twelve years at Morgan Stanley, where he was the Head of the Global Technology Banking Group.  Mr. Liang is a graduate of Phillips Exeter Academy, Brown University (Sc.B. in Applied Mathematics/Economics) and The University of Chicago Graduate School of Business (MBA in Finance/Marketing).

Mr. Harris is an experienced entrepreneur with a strong track record of operating, advising and investing in technology and healthcare companies.  From 2007 to 2010, Mr. Harris was a Managing Director and Founding Principal of Maren Group, LLC which focused on select advisory projects and managing its corporate investments.  Prior to founding Maren Group, Mr. Harris started a financial advisory firm, Alterity Partners, which specialized in mergers and acquisitions advisory in the technology and healthcare industries. The firm grew rapidly and was sold to First Horizon National (formerly First Tennessee Bank) where Mr. Harris continued to serve business until 2007. Previous to Alterity Partners, he held a variety of operating roles at priceline.com (SVP of Corporate Development), Cendant Corporation (GM of Interactive Services) and Nordson Corporation (Director of Marketing). Mr. Harris received a B.S. in Finance from Ohio State University and an M.B.A. from Harvard Business School.

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Mr. Liang and Mr. Harris have been appointed to serve as directors until our 2011 annual meeting of stockholders or until their earlier resignation or removal. There was no arrangement or understanding between Mr. Liang or Mr. Harris, on the one hand, and any other person, on the other hand, pursuant to which Mr. Liang or Mr. Harris were selected as directors.

Mr. Liang and Mr. Harris were appointed to each of our audit committee, nominating and governance committee and compensation committee.  As a consequence, our committee memberships and committee chairmanships are as follows:

Audit Committee	Nominating and Governance Committee	Compensation Committee
Ronald Wagner (Chair)	Ronald Wagner	Ronald Wagner
James L. Liang	James L. Liang	James L. Liang (Chair)
Philip B. Harris	Philip B. Harris (Chair)	Philip B. Harris

We will enter into indemnification agreements in the form of indemnification agreement described under Item 1.01 of this current report on Form 8-K (and incorporated into this Item 5.02 by reference) with Mr. Liang and Mr. Harris.

During 2010, while Mr. Harris was Managing Director and principal at Maren Group, Maren Group assisted us with the sale of our call center.  We paid Maren Group compensation for their services of $478,532 since January 1, 2010.  Mr. Harris’ approximate interest in the payments we made to Maren Group was $135,000.  As of December 15, 2010, Mr. Harris was no longer affiliated with Maren Group.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Form of Indemnification Agreement
99.1	Press Release Issued on March 2, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2011	Lenco Mobile Inc. By: /s/ Thomas Banks Thomas Banks Chief Financial Officer

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